Exhibit 10.1

MEMORANDUM OF UNDERSTANDING

This Memorandum of Understanding (“MOU”) is entered into effective as of December 11, 2017 (the “Effective Date”) between Biostage, Inc., a Delaware corporation (the “Company”), Bin Zhao (the “Investor”, provided further that “Investors” as used herein shall individually and collectively mean and include the Investor and any entities that the Investor may designate to purchase the securities at the Closing as provided below), and, solely for the purposes of clause (iv) of Section 3 herein, James McGorry and Thomas McNaughton. The Company and Investors are at times individually referred to herein as a “Party” and, collectively, as the “Parties.”

In consideration of the mutual covenants and agreements contained herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree to the terms and provisions of this MOU.

1.                  Investors jointly and severally agree to purchase, and the Company agrees to sell to the Investors (including any entities that the Investors designate to purchase the securities at the Closing), (i) an aggregate of 40,000,000 shares of the Company’s common stock at a price of $0.10 per share or, to the extent such sale of common stock would cause the Investors to collectively beneficially own more than 50% of the Company’s outstanding common stock following such sale, shares of a new series of convertible preferred stock (the “Preferred Stock”) with a price per share of $1,000.00, and (ii) warrants (the “Warrants”) to purchase an aggregate of 60,000,000 shares of the Company’s common stock with an exercise price of $0.10 per share or, to the extent such exercise would cause the Investors to collectively beneficially own more than 50% of the Company’s outstanding common stock following such exercise, shares of Preferred Stock with an exercise price of $1,000.00 per share (such sale, the “Private Placement”), for an aggregate gross price of $4,000,000. The Preferred Stock shall be convertible into common stock at a conversion rate equivalent to $0.10 per share of common stock, to the extent that such conversion does not cause the Investors to collectively beneficially own more than 50% of the Company’s outstanding common stock following such conversion. Holders of the Preferred Stock shall be entitled to vote on an as-converted basis on all matters on which holders of common stock are entitled to vote. The closing of the sale and issuance of common stock as noted above (the “Closing”) shall occur on or before December 22, 2017, unless otherwise agreed by the Parties. To the extent the Company completes a reverse stock split with respect to its outstanding shares of common stock prior to the Closing, the number of shares of common stock to be issued in the Private Placement, price per share of common stock, conversion rate of the Preferred Stock, number of shares underlying the Warrants and exercise price of the Warrants shall be adjusted accordingly.

2.                  Subject to fiduciary obligations applicable to the Board of Directors and proper qualifications of the Board Designees in accordance with the definitive agreements, the Company agrees to appoint two persons nominated by the Investors (collectively, to the extent properly qualified, the “Board Designees”) to its Board of Directors; provided, however, that if following the Closing and any additional closings with other parties as contemplated by Section 6 herein, the Investors collectively beneficially own more than 50% of the common stock of the Company (assuming conversion of all shares of Preferred Stock held by such Investors), then the Company agrees to appoint additional Board Designees such that the Board Designees constitute a majority of the members of the Board of Directors (but no more than is necessary to reach such a majority). The Company agrees to cause to be created vacancies for such purpose, such actions to be taken as soon as is practicable after the closing.

3.                  The obligations of Investors under this MOU are subject to the satisfaction of the following conditions: (i) the Company’s Board of Directors shall approve this MOU and its terms; (ii) the Company shall prepare and provide to Investors a budget reasonably acceptable to Investors for 2018 for the Company’s U.S. operations (the “Budget”); (iii) a material adverse event shall not have occurred prior to the execution of the definitive agreements; (iv) James McGorry and Thomas McNaughton shall waive any contractual rights they have to any compensation that is payable solely as a result of a change of control of the Company; and (v) the Company shall have completed a reverse stock split such that it will have sufficient authorized but unissued shares of common stock to accommodate the issuance of shares of common stock in the Private Placement, along with all shares of common stock issuable upon exercise of the Warrants or conversion of the Preferred Stock. The obligations of the Company under this MOU are subject to the Investors making customary representations and warranties, including without limitation, those required to ensure compliance with private placement regulations as well as that each Investor has sufficient cash in immediately available funds to fund its portion of the private placement.

4.                  In consideration of the covenants and agreements made by the Company contained herein and for good and valuable consideration, concurrently with the execution of this MOU, the Investor has paid a non-refundable cash deposit of USD $300,000.00 to the Company (the “Deposit”). Following payment of the Deposit, the Investors shall have no further rights to the Deposit, and the Company may use the Deposit for any purpose in its sole discretion. Notwithstanding the foregoing, (i) in the event that the Company breaches this MOU prior to the Closing, and the Investors are not in breach hereof at such time, the Company will promptly return the USD $300,000.00 to the Investor that provided such Deposit, and (ii) in the event the Private Placement contemplated hereby is consummated, at the election of Investor that provided such Deposit, the aggregate purchase price paid by the Investors in connection with the Private Placement shall either be reduced by the full amount of the Deposit, or, in the event the Investors fund at least $4,000,000 at the Closing, the Company will return the USD $300,000.00 to the Investor that provided such Deposit at the Closing.

5.                  The Company hereby represents and warrants that (i) it has terminated its Shareholder Rights Agreement, dated as of October 31, 2013, by and between the Company and Computershare Trust Company, N.A., as successor to Registrar and Transfer Company, and such agreement is no longer effective, (ii) in the course of the Investor’s due diligence investigation relating to the Company, neither the Company nor its officers have made any material misrepresentation of fact to any Investor or failed to disclose a material fact the Company or such officers know regarding any circumstances that could reasonably result in a material adverse effect on the business of the Company, and (iii) no vote or consent of the Company’s stockholders is required in connection with the consummation of the transactions contemplated hereby, including, but not limited to, the Private Placement.

6.                  The Investors acknowledge and agree that other parties identified by the Company following the execution of this MOU, but before execution of the definitive agreements, may participate in the Private Placement for aggregate gross proceeds of up to $2.0 million on the same financial terms as the Investors and with the same warrant coverage, and that the closing(s) with respect to such additional parties may occur after the Closing, provided that with respect to any such parties that are not collaborators of the Company with respect to the development of product candidates (such as hospitals, medical institutions, or their affiliates), such parties must close and provide the funding on such participation within three (3) business days of the Closing. In the event any such other parties participate in the Private Placement, the Investors may elect, at such other closing or within three (3) business days of such other closing, to purchase additional shares of common stock, Preferred Stock and Warrants, in each case on the same terms as the other securities purchased by the Investors in the Private Placement, to extent necessary to maintain the same post-transaction percentage of voting power that the Investors would have received if no such additional parties participated in the Private Placement.

It is agreed that this MOU sets forth binding obligations of the Parties. The Parties agree to enter into definitive agreements consistent with the terms hereof and containing customary terms and provisions for similar transactions. However, the Parties acknowledge and agree that this MOU sets forth the fundamental terms of their agreement and the failure to enter into definitive agreements shall not affect the binding nature of the terms, provisions and obligations set forth in this binding MOU.

The Parties acknowledge and agree that this MOU is binding on the signatories hereto and constitutes the entire agreement and understanding of the signatories with respect to the subject matter hereof and is not intended to confer on any other person any rights or remedies. Investor’s obligations hereunder may be performed by her affiliates and designees if approved by the Company in its reasonable discretion. The Company hereby agrees that following the execution by the Investors of the definitive documentation for the Private Placement and the Closing thereunder, the individual obligations of Bin Zhao with respect this MOU shall be deemed satisfied in full and such definitive documentation shall govern the obligations of the Investors thereafter. All questions concerning the construction, validity, enforcement and interpretation of this MOU shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, without regarding to the principles of conflicts of law thereof. Each Party agrees that all legal proceedings concerning the interpretation and enforcement of this MOU shall be commenced exclusively in the state and federal courts sitting in the Commonwealth of Massachusetts.

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IN WITNESS WHEREOF, the Parties have caused this MOU to be executed by their respective officers thereunto duly authorized as of the date first above indicated.

INVESTOR	BIOSTAGE, INC.

/s/ Bin Zhao	By:	/s/ James McGorry
Name: Bin Zhao	Name: James McGorry
Title: Chief Executive Officer

Solely for purposes of Section 3, clause (iv):

/s/ James McGorry
Name: James McGorry, individually

/s/ Thomas McNaughton
Name: Thomas McNaughton, individually